QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.22

IKANOS COMMUNICATIONS

VASHIST EMPLOYMENT AGREEMENT

        This Vashist Employment Agreement (the "Agreement") is entered into as of August 31, 2005 (the "Effective Date") by and between Ikanos Communications (the "Company"), and Rajesh Vashist ("Executive").

        1.    Duties and Scope of Employment.

          (a)    Positions and Duties.    As of the Effective Date, Executive will continue to serve as Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the Company's Board of Directors (the "Board"). The Board may modify Executive's job title and duties as it deems necessary and appropriate in light of the Company's needs and interests from time to time. The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

          (b)    Obligations.    During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld.

        2.    At-Will Employment.    The parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

        3.    Compensation.

          (a)    Base Salary.    During the Employment Term, the Company will pay Executive an annual salary of $215,000.00 as compensation for his services (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding. Executive's salary will be subject to review and adjustments will be made based upon the Company's standard practices.

          (b)    Bonus.    Executive will eligible to receive a target bonus equal to 50% of Executive's Base Salary for the Company's fiscal year 2005, which will be pro-rated for the portion of the fiscal year during which Executive did not serve as the Company's Chief Executive Officer, based on achievement of performance goals established by the Compensation Committee of the Board (the "Committee"). For subsequent fiscal years, the Committee will determine Executive's target bonus opportunity and the criteria for earning such bonus following consultation with Executive.

          (c)    Equity.    Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

        4.    Employee Benefits.    During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

        5.    Vacation.    Executive will be entitled to paid vacation of three (3) weeks per year in accordance with the Company's vacation policy (including, without limitation, its policy relation to maximum accrual), with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

        6.    Expenses.    The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

        7.    Severance.

          (a)    Termination for other than Cause, Death or Disability or Resignation for Good Reason Apart from a Change of Control.    If prior to a Change of Control or after twelve (12) months following a Change of Control (i) the Company terminates Executive's employment with the Company other than for Cause, death or disability, or (ii) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 8, Executive will be entitled to (A) receive continuing payments of severance pay at a rate equal to his Base Salary rate, as then in effect, for six (6) months from the date of such termination in accordance with the Company's normal payroll policies; (B) a pro-rated amount of Executive's target bonus for the year in which the termination occurs, to be paid in equal installments over the six-month period from the date of such termination on the same dates and pursuant to the Company's same payroll policies that payments under clause (A) are made, (C) accelerated vesting of all outstanding equity awards as to 50% of the then unvested portion of any such award, (D) one year following any such termination in which to exercise any outstanding stock options or other similar rights to acquire Company common stock that have been granted to Executive, and (E) Company-paid coverage for Executive and Executive's eligible dependents under the Company's Benefit Plans for twelve (12) months following such termination.

          (b)    Termination for other than Cause, Death or Disability or Resignation for Good Reason Immediately Prior to, in Contemplation of, or within Twelve Months of a Change of Control.    If immediately prior to, in contemplation of, or within twelve (12) months of a Change of Control (i) the Company terminates Executive's employment with the Company other than for Cause, death or disability, or (ii) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 8 and in lieu of any benefits set forth in subsection (a) of this Section 7, Executive will be entitled to (A) a lump sum payment equal to one (1) times Executive's annual Base Salary and annual target bonus, both at the level in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the Change of Control; (B) accelerated vesting of all outstanding equity awards as to 100% of the then unvested portion of any such award, (C) one year following any such termination in which to exercise any outstanding stock options or other similar rights to acquire Company common stock that are granted to Executive on or after the Effective Date, and (D) Company-paid coverage for Executive and Executive's eligible dependents under the Company's Benefit Plans for twelve (12) months following such termination.

          (c)    Termination for Cause, Death or Disability; Resignation without Good Reason.    If Executive's employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive's death or disability, then (i) all vesting will terminate immediately with respect to Executive's outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company's established policies, if any, as then in effect.

        8.    Conditions to Receipt of Severance; No Duty to Mitigate.

          (a)    Separation Agreement and Release of Claims.    The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims substantially in the form attached hereto as Exhibit A. No severance pursuant to such Sections will be paid or provided until the separation agreement and release agreement becomes effective.

          (b)    Noncompete.    Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company following the termination of Executive's employment with the Company, it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the severance payments set forth in Section 7(a) (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company) or is a customer of the Company (or any parent or subsidiary of the Company); provided, however, that that nothing in this Section 8(b) will prevent Executive from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if such shares are actively traded on the New York Stock Exchange or the Nasdaq National Market or similar market or medium. Upon any breach of this section, all severance payments pursuant to Section 7(a) will immediately cease and Executive will have the longer of (i) thirty (30) days following the commencement of such competition, and (ii) such period of time as originally set forth in his award agreement (without taking into effect the one-year extended post-termination exercise period set forth in Section 7(a)) to exercise any stock options or other similar rights to acquire Company common stock.

          (c)    Nonsolicitation.    The receipt of any severance benefits pursuant to Section 7(a) will be subject to Executive not violating the provisions of Section 14 of the Proprietary Information Agreement relating to the non-solicitation of Company employees. In the event Executive breaches the provisions of Section 14 of the Proprietary Information Agreement, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7(a) will immediately cease and Executive will have the longer of (i) thirty (30) days following the commencement of such non-solicitation, and (ii) such period of time as originally set forth in his award agreement (without taking into effect the one-year extended post-termination exercise period set forth in Section 7(a)) to exercise any stock options or other similar rights to acquire Company common stock.

          (d)    Section 409A.    Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Section 7 or otherwise on or within the six-month period following Executive's termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Section 7, if the Company reasonably determines that the imposition of additional tax under Section 409A of the

  Internal Revenue Code of 1986, as amended, will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard. In particular, in the event the amendment of outstanding stock options or other similar rights to acquire Company common stock pursuant to Section 7 results in such equity awards becoming deferred compensation arrangements with the meaning of Section 409A, the parties agree to take such reasonably necessary steps if possible to have such awards not be deferred compensation arrangements under Section 409A.

          (e)    No Duty to Mitigate.    Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

        9.    Definitions.

          (a)    Benefit Plans.    For purposes of this Agreement, "Benefit Plans" means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and/or Executive's eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 7(a) or (b). The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive's premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive's eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive's eligible dependents.

          (b)    Cause.    For purposes of this Agreement, "Cause" means (i) a willful failure by Executive to carry out a lawful directive of the Board, other than a failure resulting from Executive's complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes gross misconduct and is injurious to the Company, (iii) a willful breach by Executive of a material provision of the Agreement, (iv) a material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company which is injurious to the Company, or (v) Executive's conviction or plea of guilty or no contest to a felony. The Company will not terminate Executive's employment for Cause without first providing Executive with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (i) through (iii), a reasonable cure period of not less than ten (10) business days following such notice. No act or failure to act by Executive will be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

          (c)    Change of Control.    For purposes of this Agreement, "Change of Control" of the Company is defined as:

      (i)
      any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

      (ii)
      the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

      (iii)
      the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

          (d)    Good Reason.    For the purposes of this Agreement, "Good Reason" means (without Executive's consent) (i) a significant reduction of Executive's duties, position or responsibilities, or the removal of Executive from such position and responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, if Executive remains President and Chief Executive Officer of the Company following a Change of Control but is not made the President and Chief Executive Officer of the acquiring corporation) will not constitute "Good Reason", (ii) a reduction in the aggregate level of Executive's compensation (base salary, target bonus and benefits), other than a reduction which is substantially the same for all officers of the Company, (iii) a material breach by the Company of its obligations to Executive under the Agreement, or (iv) a relocation of Executive's principal place of employment by more than fifty (50) miles. With respect to a termination of employment that occurs during the six (6) month period immediately following a Change of Control, clause (i) of the preceding sentence shall be applied by replacing the word "reduction" with the word "change." Executive will not resign for Good Reason without first providing the Company with written notice specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

        10.    Confidential Information.    Executive has previously executed the Company's standard Employeee Inventions and Proprietary Rights Assignment Agreement (the "Proprietary Information Agreement") and agrees to continue to abide by its terms.

        11.    Assignment.    This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

        12.    Notices.    All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

    If to the Company:

    Ikanos Communications
    47669 Fremont Blvd.
    Fremont, CA 94538
    Attn: Chairman, Compensation Committee of the Board of Directors

    If to Executive:

    at the last residential address known by the Company.

        13.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

        14.    Arbitration.

          (a)    General.    In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

          (b)    Procedure.    Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

          (c)    Remedy.    Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d)    Availability of Injunctive Relief.    In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

          (e)    Administrative Relief.    Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

          (f)    Voluntary Nature of Agreement.    Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

        15.    Integration.    This Agreement, together with the Proprietary Information Agreement and any agreements representing any outstanding equity awards, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section 15 and signed by duly authorized representatives of the parties hereto.

        16.    Waiver of Breach.    The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

        17.    Headings.    All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

        18.    Tax Withholding.    All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

        19.    Governing Law.    This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

        20.    Acknowledgment.    Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

        21.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:
IKANOS COMMUNICATIONS
By:	/s/ MICHAEL GULETT	Date: August 31, 2005

Title:	Chairman, Compensation Committee

EXECUTIVE:
/s/ RAJESH VASHIST		Date: August 31, 2005

Rajesh Vashist

[SIGNATURE PAGE TO VASHIST EMPLOYMENT AGREEMENT]

EXHIBIT A

QuickLinks

  Exhibit 10.22
IKANOS COMMUNICATIONS VASHIST EMPLOYMENT AGREEMENT
EXHIBIT A